Exhibit 3.1

DELAWARE CERTIFICATE OF INCORPORATION

OF

HAMILTON LANE ALLIANCE HOLDINGS I, INC.

1.	Name. The name of the corporation is Hamilton Lane Alliance Holdings I, Inc. (the "Corporation").

2.	Registered Address and Agent. The address of the Corporation's registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808 in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3.	Purpose. The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Act").

4.	Stock.

a.	Authorized Stock. The aggregate number of shares that the Corporation shall have authority to issue is 276 million shares, which shall consist of: (i) 250 million shares of Class A common stock, par value $0.0001 per share (the "Class A Common Stock"); (ii) 25 million shares of Class B common stock, par value $0.0001 per share (the "Class B Common Stock" and collectively with the Class A Common Stock, the "Common Stock"); and (iii) 1 million shares of undesignated preferred stock, par value $0.0001 per share (the "Preferred Stock").

b.	Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, including voting powers, if any, preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase (but not above the authorized shares of the class) or decrease (but not below the number of shares thereof then outstanding) the number of shares of any such series. ln case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

c.	Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; providing, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the Act.

5.	Board of Directors.

a.	Number. The Board of Directors shall consist of such number of directors as fixed from time to time pursuant to the bylaws of the Corporation.

b.	Powers. Except as otherwise provided by the Act or this Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

c.	Election. The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so provide.

6.	Stockholder Action. Any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

7.	Business Combinations with Interested Stockholders. The Corporation hereby expressly states that it shall not be bound or governed by, or otherwise subject to Section 203 of the Act.

8.	Existence. The Corporation shall have perpetual existence.

9.	Amendment.

a.	Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

b.	Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

10.	Liability of Directors.

a.	No Personal Liability. To the fullest extent permitted by the Act as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

b.	Amendment or Repeal. Any amendment, alteration or repeal of this Section 10 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

11.	Incorporator. The name and mailing address of the incorporator are as follows:

Lydia Gavalis
c/o Hamilton Lane Advisors, L.L.C.
One Presidential Blvd., Fourth Fl.
Bala Cynwyd, PA 19004

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IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed and that the facts stated herein are true.

By:	/s/ Lydia Gavalis
Lydia Gavalis, Incorporator

Dated: September 15, 2020